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                                                                    EXHIBIT 99.1


(ILEX ONCOLOGY LOGO)                                                NEWS
                                                                    RELEASE

FOR IMMEDIATE RELEASE


CONTACTS:
Craig Tooman/Ann Stevens (Investor)                 Barry Cohen (Media)
210-949-8417                                        210-949-8239


                      ILEX ONCOLOGY REPORTS Q1 2003 RESULTS


-- CAMPATH(R) Sales Increase 19% to Record $13.9 Million --


SAN ANTONIO, Texas - April 29, 2003 - ILEX(TM) Oncology, Inc. (Nasdaq: ILXO) today reported that global net sales Of CAMPATH(R) (alemtuzumab) reached a record $13.9 million during the first quarter of 2003. That represents a 19% sequential increase over the fourth quarter of 2002 and a 10% increase over the first quarter a year ago.

"We are pleased to see continued strong growth in CAMPATH sales," said ILEX President and CEO Jeff Buchalter. "We believe this reflects the ongoing investments in line with our commercialization plan to pursue multiple growth opportunities, both in oncology and non-oncology. CAMPATH's product profile is becoming better understood, and we are seeing this reflected in the adoption by community physicians."

For the quarter ended March 31, 2003, ILEX reported a net loss of $24.9 million, or a loss of $0.76 per share, which includes a non-recurring charge of $16.5 million related to the previously



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announced settlement of a dispute with a former contract research client.
Excluding the settlement charge, the company's non-GAAP net loss for the first quarter of 2003 was $8.4 million, or a loss of $0.26 per share, as compared to analysts' consensus estimate of a loss of $0.38 per share. The charge is itemized in an attached table of the reconciliation of the GAAP to non-GAAP net loss. These 2003 results compare to a net loss of $9.1 million, or a loss of $0.28 per share, in the same quarter a year ago.

Q1 2003 FINANCIAL DATA

REVENUE

Total revenue for the first quarter of 2003, including ILEX's CAMPATH contribution, was $8.7 million, compared to $8.3 million in the first quarter of 2002. In line with the company's product-driven strategy, revenue for the 2003 period was derived primarily from CAMPATH sales and development, which more than offset the expected decline in contract research revenue as a result of the company's ongoing transition out of the contract research business. The CAMPATH sales contribution, identified as product profit and royalty revenues in the company's statements of operations, increased to $4.5 million in the first quarter of 2003 from $3.0 million in the same period of 2002. As anticipated, contract research revenue decreased to $0.6 million in the first quarter of 2003 from $3.4 million in the same period a year ago.

RESEARCH AND DEVELOPMENT

R&D expense of $10.6 million for the first quarter of 2003 was consistent with the expense level of $10.9 million for the same period of 2002 and reflects ILEX's continued investment in significant CAMPATH clinical trials as well as trials of clofarabine and ILX-651.

Commenting on the company's clinical development programs, Buchalter said, "We are very pleased with the progression of our product pipeline. Based on clinical activity observed in our Phase I trials, we recently announced plans for ILX-651 to become our second oncology compound in Phase II development. Meanwhile, clofarabine continues in Phase II development for acute leukemias and Phase I development for solid tumors. Data on these important compounds will be presented at the upcoming meeting of the American Society of Clinical Oncology
(ASCO)."



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SELLING, GENERAL AND ADMINISTRATIVE (SG&A)

SG&A expense totaled $3.7 million in the first quarter of 2003 compared with $2.9 million in the same quarter of 2002. This increase was due in part to non-recurring legal fees associated with settlement of the dispute with a former contract research client of the company's subsidiary, ILEX Oncology Services, Inc.

CASH AND MARKETABLE SECURITIES

As of March 31, 2003, ILEX had $177 million in cash and marketable securities.

RECENT OPERATIONAL ACHIEVEMENTS

Notable non-financial achievements include:

         o Acceptance of more than a dozen abstracts on CAMPATH, clofarabine, ILX-651 and NM-3 for presentation at the ASCO meeting, starting May 31 in Chicago.

         o Presentation of clinical data from early pilot studies of CAMPATH in multiple sclerosis (MS) on April 1 at the American Academy of Neurology meeting.

         o Continued enrollment in the company's global, multi-center Phase II trial of CAMPATH vs. Rebif(R) in treatment-naive patients with relapsing/remitting MS.

         o Continued progress in patient enrollment to the company's global, multi-center Phase III trial of CAMPATH vs. chlorambucil in previously untreated patients with chronic lymphocytic leukemia.

         o Schering AG's acquisition of exclusive rights to develop, sell and distribute CAMPATH in Japan, China and the Asian Pacific Basin.

         o ILEX acquisition of an option to extend its worldwide, exclusive CAMPATH license to include all non-oncology therapeutic uses of the drug.

         o Announcement of plans to begin Phase II studies of ILX-651, the company's third-generation tubulin-interactive agent, starting in the third and fourth quarters of 2003. Initial targets will include breast and non-small cell lung cancer.

Q1 2003 CONFERENCE CALL

ILEX management will review the company's first quarter results at the regularly scheduled quarterly earnings conference call at 10:00 a.m. Eastern Time on Tuesday, April 29. The public



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can listen to the call live from the Investors section of the ILEX website at
www.ilexonc.com. In addition, a replay of the call will be available at the same address beginning approximately two hours after the live call. The replay will be available for at least a week.

ABOUT ILEX

Founded in 1994 as an oncology drug development company, ILEX is strategically positioned to become a product-driven, oncology-focused biopharmaceutical company. ILEX has a marketed product, CAMPATH(R) in the United States and MABCAMPATH(R) in the European Union, and is advancing an innovative and diversified pipeline of compounds focused on the treatment of cancer. The ILEX pipeline comprises product candidates at various stages of clinical development, including cytotoxic and cytostatic agents with novel mechanisms of action, monoclonal antibodies, angiogenesis inhibitors and signal transduction inhibitors. ILEX maintains a core competency in oncology drug development, with locations in San Antonio, Texas, and Guildford, England. ILEX also conducts research in angiogenesis inhibition, cell signaling, medicinal chemistry and nuclear receptor biology at its laboratories in Boston, Mass., and Geneva, Switzerland. Further information about ILEX can be found on the company's web site at www.ilexonc.com.


Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in ILEX's compounds under development in particular; market acceptance of CAMPATH(R); the ability to expand the number and scope of the indications for which CAMPATH(R) is approved; the potential failure of ILEX's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of ILEX's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change ILEX's business, structure or projections; the ability of ILEX to predict its future expenses and capital needs; the development of competing products; uncertainties related to ILEX's dependence on third parties and partners; and those risks described in ILEX's Form 10-K for the year ended Dec. 31, 2002, and in other filings made by ILEX with the SEC. ILEX disclaims any obligation to update these forward-looking statements.

                                       ##



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                               ILEX ONCOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                              THREE MONTHS ENDED MARCH 31,
                                                                2003              2002
                                                              ----------       ----------
REVENUE:
Product profit and royalty                                    $    4,499       $    3,017

Product development                                                3,352            1,723

Contract research services                                           630            3,376

Other                                                                203              155
                                                              ----------       ----------

TOTAL REVENUE                                                      8,684            8,271

OPERATING EXPENSES:
Research and development costs                                    10,611           10,933

Licensing costs                                                      558              459

Selling, general and administrative                                3,720            2,888

Direct costs of research services                                    440            1,989

Depreciation and amortization                                      1,817            1,862
Settlement charge                                                 16,500               --
                                                              ----------       ----------
TOTAL OPERATING EXPENSES                                          33,646           18,131

OPERATING LOSS                                                   (24,962)          (9,860)
                                                              ----------       ----------

OTHER INCOME (EXPENSE):

Interest income and other, net                                     1,186            2,509

Interest expense                                                  (1,145)          (1,771)
                                                              ----------       ----------

NET LOSS                                                      $  (24,921)      $   (9,122)
                                                              ==========       ==========
BASIC & DILUTED NET LOSS
PER SHARE                                                     $     (.76)      $     (.28)
                                                              ==========       ==========

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING                                          32,580           32,370
                                                              ==========       ==========


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                               ILEX ONCOLOGY, INC.
                   RECONCILIATION OF GAAP TO NON-GAAP NET LOSS
          AND LOSS PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 2003
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                       Net Loss      Loss per share
                                                      ----------     --------------
GAAP net loss and loss per share                      $  (24,921)      $    (0.76)
Settlement charge                                         16,500             0.50
                                                      ----------       ----------
Non-GAAP net loss and loss per share *                $   (8,421)      $    (0.26)
                                                      ==========       ==========



* The Company's management believes that this non-GAAP information is useful for investors as it excludes the significant, unusual settlement. Excluding the settlement from our GAAP net loss provides users of the Company's financial statements an important insight into our net results and the related trends which are affecting our core business.